Exhibit 99

Golden Star Reports Financial Results for the First Quarter of 2013

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Revenue increased by 1% to $132.9 million for the first quarter of 2013, up from $131.0 million generated during the first quarter of 2012. The decrease in the average realized gold price of $1,634 per ounce for the first quarter of 2013, down from $1,686 for the same period of 2012, was more than offset by the increase in ounces sold.

•	Gold sold increased by 4.7% during the first quarter of 2013 to 81,361 ounces, up from 77,725 ounces sold during the first quarter of 2012.

•	Consolidated cash operating cost per ounce was $1,124 per ounce for the first quarter of 2013, compared to $1,118 per ounce for the first quarter of 2012.

•	Consolidated cash balance was $61.0 million at March 31, 2013.

•	Net loss attributable to Golden Star shareholders in the first quarter of 2013 was $6.6 million, compared with a net income of $9.1 million for the same period of 2012.

Toronto, ON – May 8, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported its financial results for the first quarter ended March 31, 2013. All references to currency are in US dollars.

Sam Coetzer, President and CEO of Golden Star, commented: “The first quarter was defined by predetermined activities which front loaded the fiscal year at Bogoso with high expenditures. With the dramatic reduction in the gold price experienced since mid-April, we plan to re-optimize our pits, review our tactical and capital spending plan for 2013, and review the viability of Bogoso. Our focus is to be prudent with our spending and all areas are being evaluated for cost reduction. The Company continues to be encouraged by the steady improvements at its Wassa/HBB operations. In the first quarter of 2013, the Company experienced significantly lower cash operating costs of $809/oz at Wassa/HBB, compared to $999/oz in the first quarter of 2012. Operating margins at Wassa/HBB were $22.0 million during the first quarter of 2013, up from $10.9 million in the first quarter of 2012. We believe this operation has great potential for Golden Star over the mid-term, as is evident in our recent drill results press released April 30, 2013.”

Conference Call and Webcast

The Company will be holding a conference call and webcast at 11:00 am (ET) on May 9, 2013, for analysts and investors. Dial-in information for the call is as follows:

Participant (Toll-Free): 877-407-8289

Participant (International): 201-689-8341

The webcast can be accessed at www.gsr.com

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A recording of the conference call will be available until May 30, 2013. To access the encore recording of the call, please dial:

Replay (Toll-Free): 877-660-6853

Replay (International): 201-612-7415

Conference ID: 411929

Summary of Consolidated Financial Results:

	Three months ended March 31,
	2013	2012
Wassa/HBB gold sold (oz)	45,866	36,483
Bogoso/Prestea gold sold (oz)	35,495	41,242
Total gold sold (oz)	81,361	77,725
Average realized gold price ($/oz)	1,634	1,686
Cash operating cost – combined ($/oz)	1,124	1,118
Gold revenue ($000s)	132,910	131,020
Cash flow provided by operations ($000s)	2,180	17,884
Cash flow provided by operations per share ($)	0.01	0.07
Net (loss) income attributable to GSR ($000s)	(6,559)	9,113
Net (loss) income per share basic ($)	(0.03)	0.04

First Quarter 2013 Financial Summary

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Revenue increase: In the first quarter of 2013, the Company recorded revenue of $132.9 million, up approximately 1% compared to the first quarter of 2012. The drop in gold prices was more than offset by the increase in ounces sold in the first quarter of 2013.

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Net loss: The Company had a net loss attributable to Golden Star shareholders of $6.6 million, or negative $0.03 per share, versus a net gain of $9.1 million, or $0.04 per share in the first quarter of 2012. The major factors contributing to the loss for the quarter were the pushback costs experienced at Chujah and the Bogoso North pit as well as the additional operating costs incurred by the extended maintenance on the SAG mill at the Bogoso refractory plant.

•	Reduced realized gold prices: The Company’s realized gold price declined to $1,634 per ounce (“oz”) in the first quarter of 2013, down 3% from $1,686 per oz in the first quarter of 2012.

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Slight increase in cash operating costs: In the first quarter of 2013, the Company’s combined cash operating cost rose to $1,124/oz, up from $1,118/oz in the first quarter of 2012, due to a 25% increase in cash operating costs at Bogoso/Prestea to $1,531/oz. Cash operating costs at Wassa/HBB were $809/oz, down significantly from $999/oz realized in the first quarter of 2012.

First Quarter 2013 Operational Highlights

The following tables set forth the operational highlights at Wassa/HBB and Bogoso/Prestea for the first quarter of 2013.

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Wassa/HBB

•	The Wassa/HBB non-refractory plant processed 657,000 tonnes (“t”) of ore in the first quarter of 2013 versus 682,000 tonnes of ore in the first quarter of 2012.

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The Company produced and sold 45,866 ounces of gold at Wassa/HBB in the first quarter of 2013, up 9,383 ounces from the first quarter of 2012. The increase in gold production was due primarily to a 36% increase in the grade of ore processed as a result of a higher proportion of ore sourced from the higher grade Father Brown open pit.

•	Metallurgical recoveries at the Wassa/HBB plant were 94.7% for the first quarter of 2013, showing a slight improvement from the first quarter of 2012 in which recoveries were 93.9%.

•	Gold revenue at Wassa/HBB totaled $75.0 million in the first quarter of 2013, up $13.6 million from $61.4 million in the first quarter of 2012.

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Cash operating costs at Wassa/HBB were $809/oz in the first quarter 2013, significantly lower than $999/oz in the first quarter of 2012. Operating margins at Wassa/HBB were $22.0 million during the first quarter of 2013, up from $10.9 million in the first quarter of 2012.

Wassa/HBB First Quarter Operating Results

	Three Months Ended March 31,
	2013	2012
Wassa/HBB Non-refractory Results
Ore mined (000s t)	526	683
Waste mined (000s t)	3,155	4,445
Ore and heap leach materials processed (000s t)	657	682
Grade (g/t)	2.36	1.74
Recovery (%)	94.7	93.9
Cash operating cost ($/oz)	809	999
Gold sold (oz)	45,866	36,483

Bogoso/Prestea

•	The Bogoso/Prestea refractory plant processed 523,000 tonnes of ore in the first quarter of 2013 versus 611,000 tonnes of ore in the first quarter of 2012.

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The Company produced and sold 26,367 ounces of gold from the Bogoso/Prestea refractory plant versus 34,338 ounces in the first quarter of 2012. Metallurgical recovery at the refractory processing plant was 70.2% in the first quarter of 2013, slightly lower than 73.3% in the first quarter of 2012.

•	The Bogoso/Prestea non-refractory plant processed 218,000 tonnes of ore in the first quarter of 2013 versus 173,000 tonnes of ore in the first quarter of 2012.

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The Company produced and sold 9,128 ounces of gold from the Bogoso/Prestea non-refractory plant versus 6,904 ounces in the first quarter of 2012. Metallurgical recovery at the Bogoso/Prestea non-refractory plant was 52.2% in the first quarter of 2013, down slightly from 54.1% in the same period of 2012.

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Revenue from Bogoso/Prestea in the first quarter of 2013 totaled $58.0 million, down $11.6 million from $69.6 million in the first quarter of 2012. The decrease in revenue is the result of lower realized gold prices and a decrease in the number of ounces sold due to the extended maintenance of the SAG mill, as compared to the first quarter of 2012.

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Bogoso/Prestea First Quarter Operating Results

	Three Months Ended March 31,
	2013	2012
Mining
Refractory ore mined (000s t)	417	770
Non-refractory ore mined (000s t)	252	141
Total ore mined (000s t)	669	911
Waste mined (000s t)	7,471	7,242
Bogoso/Prestea Refractory Plant Results
Refractory ore processed (000s t)	523	611
Refractory grade (g/t)	2.14	2.55
Refractory recovery (%)	70.2	73.3
Refractory gold sold (oz)	26,367	34,338
Bogoso/Prestea Non-refractory Plant Results
Non-refractory ore processed (000s t)	218	173
Non-refractory grade (g/t Au)	2.75	2.66
Non-refractory recovery (%)	52.2	54.1
Non-refractory gold sold (oz)	9,128	6,904
Bogoso/Prestea Consolidated Results
Cash operating cost ($/oz)	1,531	1,222
Gold sold (oz)	35,495	41,242

In light of the current lower gold prices, the Company has initiated a number of cost reduction measures such as deferring its capital spending, reducing the use of contractors, and staff optimization strategies. In addition, the Company is currently re-optimizing its pits, reviewing operating and mine plans, capital spending plans, and the viability of Bogoso/Prestea.

Subsequent to March 31, 2013, the Company has suspended the Bogoso/Prestea non-refractory operations due to insufficient supply of ore from the Pampe pit. This has been caused by geotechnical issues resulting in wall failure. Therefore, the mining of the Pampe pit, under current market conditions, is not considered viable. This suspension is expected to result in a reduction of approximately 35,000 gold ounces of production in 2013. The Company’s 2013 gold production estimate is under review and the Company expects to issue further revised production and cost guidance for 2013.

Company Profile

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has a 90% interest in the currently inactive Prestea Underground mine in Ghana. Golden Star also holds gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding.

Statements Regarding Forward-Looking Information:

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and

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other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding our plans to reduce operating costs; the potential of Wassa/HBB; our efforts to re-optimize our pits, review operating and mine plans, capital spending and the viability of Bogoso, our plans to cease mining at Pampe and suspend Bogoso/Prestea non-refractory operations, and our plans to issue revised production and cost guidance for 2013. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2012. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce for a period is equal to “Cost of sales” for the period less mining related depreciation, depletion and amortization costs, royalties, production taxes, accretion of asset retirement obligation costs, costs that meet the definition of a stripping activity asset under International Financial Reporting Standards (“IFRS”) and operations-related foreign currency gains and losses for the period, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenue, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For Further Information, Please Contact:

GOLDEN STAR RESOURCES LTD.

Jeff Swinoga, Executive Vice President and Chief Financial Officer

1-800-553-8436

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Greg DiTomaso, The Capital Lab, Inc.

647-427-0208

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